Exhibit 99.1

News Release

Media Contacts:	Melissa Moody	Investor Contacts:	Peter Dannenbaum
	(215) 407-3536		(908) 740-1037

	Johanna Herrmann (617) 216-6029		Steven Graziano (908) 740-6582

Merck Announces First-Quarter 2022 Financial Results

-	First-Quarter 2022 Results Reflect Sustained Strong Business Momentum, With Robust Top- and Bottom-Line Growth

-	First-Quarter 2022 Worldwide Sales From Continuing Operations Were $15.9 Billion, an Increase of 50% From First-Quarter 2021; LAGEVRIO Sales Were $3.2 Billion, Growth Excluding LAGEVRIO Was 19%; Sales Growth Favorably Impacted by COVID-19 Recovery

o	KEYTRUDA Sales Grew 23% to $4.8 Billion; Excluding the Impact From Foreign Exchange, Sales Grew 27%

o	GARDASIL and GARDASIL 9 Sales Grew 59% to $1.5 Billion; Excluding the Impact From Foreign Exchange, Sales Grew 60%

o	Animal Health Sales Grew 4% to $1.5 Billion; Excluding the Impact From Foreign Exchange, Sales Grew 9%

-	First-Quarter 2022 GAAP EPS From Continuing Operations Was $1.70; First-Quarter 2022 Non-GAAP EPS Was $2.14

-	Received Multiple Regulatory Approvals and Advanced Clinical Research Pipeline

-	2022 Financial Outlook:

o	Company Raises and Narrows Full-Year 2022 Worldwide Sales To Be Between $56.9 Billion and $58.1 Billion, Reflecting Projected Full-Year Growth of 17% to 19%

o	Company Raises and Narrows Full-Year 2022 GAAP EPS To Be Between $5.90 and $6.02; Company Raises and Narrows Full-Year 2022 Non-GAAP EPS To Be Between $7.24 and $7.36, Including Negative Impact from Foreign Exchange of Approximately 2%

KENILWORTH, N.J., April 28, 2022 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2022.

“We successfully delivered across our key strategic priorities and achieved strong top- and bottom-line growth,” said chief executive officer and president, Robert M. Davis. “Robust first quarter performance was driven by significant clinical advancements in our research pipeline and effective commercial execution across a broad set of key growth drivers. We remain focused on driving our strategy, which is led by science, and are confident in the durability of our growth prospects, as we continue to provide value for patients, shareholders and all stakeholders today and well into the future.”

Financial Summary

Financial information presented in this release reflects Merck’s results on a continuing operations basis, which excludes Organon & Co., that was spun-off on June 2, 2021.

	First Quarter
$ in millions, except EPS amounts	2022	2021	Change	Change Ex- Exchange
Sales	$15,901	$10,627	50%	52%
GAAP net income[1]	4,310	2,745	57%	61%
Non-GAAP net income that excludes certain items1,2*	5,429	2,947	84%	88%
GAAP EPS	1.70	1.08	57%	62%
Non-GAAP EPS that excludes certain items2*	2.14	1.16	84%	89%

*Refer to table on page 11.

GAAP (generally accepted accounting principles) earnings per share assuming dilution (EPS) was $1.70 for the first quarter of 2022. Non-GAAP EPS of $2.14 for the first quarter of 2022 excludes acquisition- and divestiture-related costs, restructuring costs, as well as income and losses from investments in equity securities. Refer to the GAAP to non-GAAP reconciliation table on page 11 for further details.

1 Net income from continuing operations attributable to Merck & Co., Inc.

2 Merck is providing certain 2022 and 2021 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, senior management’s annual compensation is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

Oncology Program Highlights

Merck continued to advance development programs across its oncology portfolio with multiple approvals in the quarter across different stages of disease. Merck announced the following regulatory milestones in the first quarter:

•	U.S. Food and Drug Administration (FDA) approval of KEYTRUDA (pembrolizumab), an anti-PD-1 therapy, as a single agent for the treatment of patients with advanced endometrial carcinoma that is microsatellite instability-high (MSI-H) or mismatch repair deficient (dMMR), as determined by an FDA-approved test, who have disease progression following prior systemic therapy in any setting and are not candidates for curative surgery or radiation, based on data from Cohorts D and K of the KEYNOTE-158 trial.

•	FDA approval of Lynparza (olaparib), a PARP inhibitor being co-developed and co-commercialized with AstraZeneca, for the adjuvant treatment of adult patients with deleterious or suspected deleterious germline BRCA-mutated, human epidermal growth factor receptor 2-negative high-risk early breast cancer who have been treated with neoadjuvant or adjuvant chemotherapy based on results from the OlympiA trial. Updated results from OlympiA, including overall survival findings, were presented at a European Society for Medical Oncology (ESMO) Virtual Plenary.

•	Japan’s Ministry of Health, Labour and Welfare approval of KEYTRUDA plus Lenvima (lenvatinib), an orally available tyrosine kinase inhibitor being co-developed and co-commercialized with Eisai, for radically unresectable or metastatic renal cell carcinoma (RCC) based on results from the CLEAR/KEYNOTE-581 study.

•	Positive opinions from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency, including a recommendation for KEYTRUDA in combination with chemotherapy, with or without bevacizumab, for the treatment of persistent, recurrent or metastatic cervical cancer in adult patients whose tumors express PD-L1 (Combined Positive Score ≥1) (KEYNOTE-826); a recommendation for KEYTRUDA as a monotherapy for certain patients with unresectable or metastatic MSI-H/dMMR colorectal, gastric, small intestine or biliary cancer, as well as advanced or recurrent MSI-H/dMMR endometrial cancer (KEYNOTE-158/KEYNOTE-164); and a recommendation for KEYTRUDA in combination with chemotherapy as neoadjuvant treatment, and then continued as monotherapy as adjuvant treatment after surgery for adults with locally advanced, or early-stage triple-negative breast cancer (TNBC) at high risk of recurrence (KEYNOTE-522).

•	Merck provided additional study updates including:

o	Results from the KEYNOTE-091 trial (EORTC-1416-LCG/ETOP-8-15 – PEARLS) at an ESMO Virtual Plenary. The study found that adjuvant treatment with KEYTRUDA significantly improved disease-free survival (DFS), one of the dual primary endpoints, compared to placebo in patients with stage IB to IIIA non-small cell lung cancer (NSCLC) following surgical resection, regardless of PD-L1 expression. There was also an improvement in DFS for patients whose tumors express PD-L1 (Tumor Proportion Score ≥50%) treated with KEYTRUDA compared to placebo, the other dual primary endpoint; these results did not reach statistical significance per the pre-specified statistical plan.

o	Positive topline distant metastasis-free survival results for the KEYNOTE-716 trial evaluating KEYTRUDA for the adjuvant treatment of patients with resected stage IIB and IIC melanoma compared to placebo. These key secondary endpoint results build on the FDA approval and previously reported statistically significant improvement observed in recurrence-free survival.

o	Results presented by Merck and AstraZeneca from the PROpel trial at the 2022 American Society of Clinical Oncology (ASCO) Genitourinary Cancers Symposium. The study showed Lynparza plus abiraterone and prednisone demonstrated a statistically significant and clinically meaningful improvement in radiographic progression-free survival versus abiraterone plus prednisone, a standard of care, as a first-line treatment for patients with metastatic castration-resistant prostate cancer (mCRPC) regardless of mutational status of homologous recombination genes.

o	Publication of results from KEYNOTE-522 and KEYNOTE-775/Study 309 in the New England Journal of Medicine.

o	Discontinuation of the KEYLYNK-010 trial investigating KEYTRUDA plus Lynparza for the treatment of patients with mCRPC who progressed after treatment with chemotherapy and either abiraterone acetate or enzalutamide.

COVID-19 Program Highlights

Merck and Ridgeback Biotherapeutics (Ridgeback) continue to advance LAGEVRIO (molnupiravir), an investigational oral antiviral COVID-19 treatment. LAGEVRIO has received multiple authorizations or approvals worldwide to date, with additional applications under review. LAGEVRIO is currently available in more than 30 markets, including in the U.K. (under Conditional Marketing Authorization), the U.S. (under Emergency Use Authorization), and Japan (under Special Approval for Emergency).

•	Merck and Ridgeback announced that data from studies evaluating LAGEVRIO were presented at the 2022 European Congress of Clinical Microbiology & Infectious Diseases. The presentation included final analyses of prespecified exploratory virologic outcomes from the Phase 3 MOVe-OUT trial, which studied LAGEVRIO versus placebo for the treatment of non-hospitalized adults with mild-to-moderate COVID-19 at high risk for progressing to severe disease. Results showed that among patients with infectious virus isolated at baseline and for whom post-baseline infectivity data were available, LAGEVRIO was associated with more rapid elimination of infectious SARS-CoV-2 than placebo.

Infectious Diseases Program Highlights

•	Merck announced the findings from a systematic literature review and meta-analysis of data from real-world observational studies of PREVYMIS (letermovir) for primary prophylaxis (prevention) of cytomegalovirus (CMV) infection and disease in patients undergoing allogeneic hematopoietic cell transplantation (alloHCT) who were CMV-seropositive. Compared to controls, primary prophylaxis with PREVYMIS was associated at 100 days of follow-up after alloHCT with: 87% lower odds of CMV reactivation; 91% lower odds for clinically significant CMV infection; 69% lower odds of CMV disease; 94% lower odds of CMV-related hospitalization; and 48% lower odds of Grade 2 or greater graft versus host disease. PREVYMIS was approved by the FDA in 2017.

Cardiovascular Program Highlights

•	Merck held a virtual investor event, which provided a detailed overview of the company’s broad and growing late-stage cardiovascular pipeline and portfolio, which has tripled in size in the past year through clinical trial progress and business development.

•	The company is positioned to deliver at least eight cardiovascular approvals by 2030.

•	Merck completed the enrollment of the STELLAR study, the first registrational study designed to evaluate sotatercept/MK-7962 in patients with pulmonary arterial hypertension and a moderate range of disabilities.

Vaccines Program Updates

•	Merck announced receipt of breakthrough therapy designation from the FDA for V116, the company’s investigational 21-valent pneumococcal conjugate vaccine, for the prevention of invasive pneumococcal disease and pneumococcal pneumonia in adults caused by the serotypes in the vaccine. V116, which is expected to move to Phase 3 in 2022, is designed to target serotypes that account for 85% of all invasive pneumococcal disease in individuals aged 65 and over in the U.S. as of 2019[3].

•	Merck reaffirmed its commitment to enable broad equitable access to the company’s Human Papillomavirus (HPV) vaccines, GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] and GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant). The company expanded its vaccines manufacturing facility located in Elkton, VA, completing the construction of a 120,000 square foot extension and adding 150 new jobs at the site to increase capacity and global supply of the company’s HPV vaccines.

•	Merck announced the FDA has extended the Prescription Drug User Fee Act date for the supplemental biologics license application for VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine) in infants and children to July 1, 2022.

Additional Updates

•	Merck issued a statement on Russia’s invasion of Ukraine noting that the company’s primary concerns are the safety and well-being of its employees and ensuring patients have continued access to medicines and vaccines needed for patient and public health. The financial impacts of the war were immaterial to the company’s results for the first quarter of 2022.

•	Merck will host an Oncology Investor Event to coincide with the ASCO Annual Meeting on Tuesday, June 7, 2022, at which senior management will provide an update on the company’s oncology strategy and program. The event will take place in Chicago, IL, and will be accessible via webcast. Further details, including the webcast link, will be announced at a later date.

3 Centers for Disease Control and Prevention, IPD serotype data 2019, as compiled from data provided through Active Bacterial Core surveillance (ABCs).

•	Merck held a virtual investor event which discussed the details of the company’s Environmental, Social and Governance (ESG) priority areas (Access to Health, Employees, Environmental Sustainability and Ethics and Values) and outlined how its ESG strategy is fundamental to the company’s long-term business value and success.

First-Quarter Sales Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as sales of Animal Health products.

	First Quarter
$ in millions	2022	2021	Change	Change Ex- Exchange
Total Sales	$15,901	$10,627	50%	52%
Pharmaceutical	14,107	9,238	53%	57%
KEYTRUDA	4,809	3,899	23%	27%
LAGEVRIO	3,247	0	-	-
GARDASIL / GARDASIL 9	1,460	917	59%	60%
JANUVIA / JANUMET	1,233	1,295	-5%	-1%
PROQUAD, M-M-R II and VARIVAX	470	449	5%	6%
BRIDION	395	340	16%	20%
Lynparza*	266	228	17%	20%
Lenvima*	227	130	75%	77%
ROTATEQ	216	158	36%	38%
SIMPONI	186	214	-13%	-6%
Animal Health	1,482	1,418	4%	9%
Livestock	832	819	2%	7%
Companion Animals	650	599	9%	13%
Other Revenues**	312	(29)	>100%	>100%

*Alliance revenue for this product represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of third-party manufacturing sales and miscellaneous corporate revenues, including revenue-hedging activities. The revenue-hedging activities resulted in negative revenue in the first quarter of 2021.

Pharmaceutical Revenue

First-quarter pharmaceutical sales increased 53% to $14.1 billion. Pharmaceutical sales growth in the first quarter was 18% excluding LAGEVRIO sales and was primarily driven by oncology, vaccines and hospital acute care products. The COVID-19 pandemic unfavorably affected sales in the first quarter of 2021 by approximately $500 million, which favorably impacted the growth rate in the first quarter of 2022.

LAGEVRIO sales totaled $3.2 billion for the first quarter, primarily consisting of sales in the U.S., the U.K., Japan, and Australia. There were no sales of LAGEVRIO in the first quarter of 2021.

Growth in oncology was largely driven by higher sales of KEYTRUDA, which rose 23% to $4.8 billion in the quarter. Global sales growth of KEYTRUDA reflects continued strong momentum from the NSCLC indications as well as uptake in other indications, including RCC, head and neck squamous cell carcinoma, TNBC and MSI-H cancers. Also contributing to higher sales in oncology was a 75% increase in Lenvima alliance revenue driven primarily by higher demand in the U.S. and China, as well as a 17% increase in Lynparza alliance revenue, reflecting continued uptake globally, particularly in the U.S.

Growth in vaccines for the first quarter was primarily driven by higher combined sales of GARDASIL and GARDASIL 9, vaccines to prevent certain cancers and other diseases caused by HPV. First-quarter GARDASIL and GARDASIL 9 sales grew 59% to $1.5 billion, primarily driven by strong demand outside of the U.S., particularly in China, which also benefited from increased supply. Additionally, higher sales in the U.S. reflect public sector buying patterns. Growth in vaccines also reflects higher sales of ROTATEQ (Rotavirus Vaccine, Live, Oral, Pentavalent), a vaccine to help protect against rotavirus gastroenteritis in infants and children, which increased 36% to $216 million attributable to public sector buying patterns in the U.S.

Growth in hospital acute care reflects higher demand globally for BRIDION (sugammadex) injection 100 mg/mL, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults and pediatric patients aged 2 years and older undergoing surgery. Sales increased 16% to $395 million due primarily to the ongoing recovery in surgical procedures during the quarter. Also contributing to growth in hospital acute care were higher sales of ZERBAXA (ceftolozane and tazobactam), a combination cephalosporin antibacterial and beta-lactamase inhibitor for the treatment of adults with certain bacterial infections. Sales of $30 million resulted from the phased resupply initiated in the fourth quarter of 2021 that was expanded to additional markets in the first quarter of 2022.

Pharmaceutical sales growth was partially offset by lower combined sales of ISENTRESS/ISENTRESS HD (raltegravir), an HIV integrase inhibitor used in combination with other antiretroviral agents for the treatment of HIV-1 infection, which declined 24% to $158 million reflecting lower global demand, including the impact from the timing of a government tender. Pharmaceutical sales growth was also partially offset by lower combined sales of JANUVIA (sitagliptin) and JANUMET (sitagliptin and metformin HCI), which declined 5% to $1.2 billion reflecting lower demand in the U.S., partially offset by higher demand in certain international markets. The company will lose market exclusivity for JANUVIA and JANUMET in the European Union and China in the third quarter of 2022.

Animal Health Revenue

Animal Health sales totaled $1.5 billion for the first quarter of 2022, an increase of 4% compared with the first quarter of 2021. Excluding the unfavorable effect from foreign exchange, Animal Health sales grew 9%. Higher sales of companion animal products were primarily driven by the BRAVECTO (fluralaner) parasiticide line of products, as well as vaccines. Sales growth in livestock products reflects higher demand globally for ruminant and poultry products.

First-Quarter Expense, EPS and Related Information

The tables below present selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	(Income) Loss from Investments in Equity Securities	Certain Other Items	Non- GAAP[2]
First-Quarter 2022
Cost of sales	$5,380	$680	$46	$-	$-	$4,654
Selling, general and administrative	2,323	50	21	-	-	2,252
Research and development	2,576	22	7	-	-	2,547
Restructuring costs	53	-	53	-	-	-
Other (income) expense, net	708	(115)	-	684	-	139

First-Quarter 2021
Cost of sales	$3,199	$497	$27	$-	$188	$2,487
Selling, general and administrative	2,187	10	3	-	-	2,174
Research and development	2,412	18	7	-	-	2,387
Restructuring costs	297	-	297	-	-	-
Other (income) expense, net	(455)	(28)	-	(561)	-	134

4 Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs related to acquisitions and divestitures.

GAAP Expense, EPS and Related Information

Gross margin was 66.2% for the first quarter of 2022 compared to 69.9% for the first quarter of 2021. The decrease primarily reflects impacts from LAGEVRIO, which has a lower gross margin due to profit sharing with Ridgeback, as well as higher manufacturing costs and higher acquisition- and divestiture-related costs. The gross margin decline was partially offset by the favorable effects of product mix and a charge in the first quarter of 2021 related to the discontinuation of COVID-19 development programs.

Selling, general and administrative (SG&A) expenses were $2.3 billion in the first quarter of 2022, an increase of 6% compared to the first quarter of 2021. The increase primarily reflects higher acquisition- and divestiture-related costs and higher administrative costs, including compensation and benefit costs, partially offset by the favorable impact from foreign exchange.

Research and development (R&D) expenses were $2.6 billion in the first quarter of 2022, an increase of 7% compared with the first quarter of 2021. The increase was primarily due to higher clinical development spending, and higher investments in technology in support of the digital enablement of Merck’s research operations, partially offset by the favorable impact from foreign exchange.

Other (income) expense, net, was $708 million of expense in the first quarter of 2022 compared to $455 million of income in the first quarter of 2021, primarily due to net realized and unrealized losses from investments in equity securities in the first quarter of 2022 compared with net realized and unrealized income from investments in equity securities in the first quarter of 2021.

The effective income tax rate of 11.4% for the first quarter of 2022 reflects the impact of lower U.S. income due to net losses from investments in equity securities.

GAAP EPS was $1.70 for the first quarter of 2022 compared with $1.08 for the first quarter of 2021.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 70.7% for the first quarter of 2022 compared to 76.6% for the first quarter of 2021. The decrease in non-GAAP gross margin primarily reflects impacts from LAGEVRIO, which has a lower gross margin due to profit sharing with Ridgeback, as well as higher manufacturing costs. The gross margin decline was partially offset by the favorable effects of product mix.

Non-GAAP SG&A expenses were $2.3 billion in the first quarter of 2022, an increase of 4% compared to the first quarter of 2021. The increase primarily reflects higher administrative costs, including compensation and benefit costs, partially offset by the favorable impact from foreign exchange.

Non-GAAP R&D expenses were $2.5 billion in the first quarter of 2022, a 7% increase compared to the first quarter of 2021. The increase was primarily due to higher clinical development spending, and higher investments in technology in support of the digital enablement of Merck’s research operations, partially offset by the favorable impact from foreign exchange.

Non-GAAP other (income) expense, net, was $139 million of expense in the first quarter of 2022 compared to $134 million of expense in the first quarter of 2021.

The non-GAAP effective income tax rate was 14.0% for the first quarter of 2022.

Non-GAAP EPS was $2.14 for the first quarter of 2022 compared with $1.16 for the first quarter of 2021.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	First Quarter
$ in millions, except EPS amounts	2022	2021
EPS
GAAP EPS	$1.70	$1.08
Difference	0.44	0.08
Non-GAAP EPS that excludes items listed below[2]	$2.14	$1.16

Net Income
GAAP net income[1]	$4,310	$2,745
Difference	1,119	202
Non-GAAP net income that excludes items listed below[1,2]	$5,429	$2,947

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$637	$497
Restructuring costs	127	334
Loss (income) from investments in equity securities	684	(561)
Charge for the discontinuation of COVID-19 development programs	-	188
Net decrease (increase) in income before taxes	1,448	458
Income tax (benefit) expense[5]	(329)	(256)
Decrease (increase) in net income	$1,119	$202

5 Includes the estimated tax impact on the reconciling items. In addition, the amount for the first quarter of 2021 includes a $208 million net tax benefit related to the settlement of certain federal income tax matters.

Financial Outlook

Beginning in 2022, Merck will no longer exclude expenses for upfront and milestone payments related to collaborations and licensing agreements, or charges related to pre-approval assets obtained in transactions accounted for as asset acquisitions from its non-GAAP results. Historically, the company excluded these charges to the extent they were considered by the company to be significant to the results of a particular period. These changes are being made to align with views expressed by the U.S. Securities and Exchange Commission. Prior periods have been recast to reflect these changes. For 2021, non-GAAP results have been recast to include $1.7 billion of incremental R&D expense, and a related reduction in full-year EPS of $0.65, resulting in revised 2021 EPS of $5.37.

While business development continues to be a priority for Merck, the financial outlook does not assume any significant expenses or charges from transactions that would have been previously excluded from non-GAAP results.

Merck continues to experience strong global underlying demand across its key pillars of growth. As a result, Merck is raising and narrowing its full-year guidance for revenues and EPS.

At mid-April 2022 exchange rates, Merck now expects sales growth of 17% to 19% in 2022, with full-year revenue estimated to be between $56.9 billion and $58.1 billion, including a negative impact from foreign exchange of just over 2%.

Merck’s full-year effective income tax rate is now assumed to be between 13.5% and 14.5%.

Merck is raising and narrowing its full-year 2022 GAAP EPS range to be between $5.90 and $6.02.

Merck is raising and narrowing its full-year 2022 non-GAAP EPS range to be between $7.24 and $7.36, including a negative impact from foreign exchange of approximately 2%, or $0.11, at mid-April 2022 exchange rates.

The non-GAAP range excludes acquisition- and divestiture-related costs and costs related to restructuring programs as well as income and losses from investments in equity securities.

This full year guidance includes expected sales of $5.0 billion to $5.5 billion from LAGEVRIO. Merck shares profits equally with its partner, Ridgeback, which is reflected in cost of sales.

	GAAP	Non-GAAP[2]
Sales	$56.9 to $58.1 billion	$56.9 to $58.1 billion*
Operating expenses	$20.5 to $21.5 billion	$20.3 to $21.3 billion
Effective tax rate	12.5% to 13.5%	13.5% to 14.5%
EPS**	$5.90 to $6.02	$7.24 to $7.36

*The company does not have any non-GAAP adjustments to sales.

**EPS guidance for 2022 assumes a share count (assuming dilution) of approximately 2.53 billion shares.

A reconciliation of anticipated full-year 2022 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

$ in millions, except EPS amounts	Full-Year 2022
GAAP EPS	$5.90 to $6.02
Difference	$1.34
Non-GAAP EPS that excludes items listed below[2]	$7.24 to $7.36

Acquisition- and divestiture-related costs	$2,785
Restructuring costs	400
(Income) loss from investments in equity securities	1,000
Net decrease (increase) in income before taxes	$4,185
Estimated income tax (benefit) expense	(810)
Decrease (increase) in net income	$3,375

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at https://investors.merck.com/events-and-presentations/default.aspx.

Institutional investors can participate by dialing (833) 353-0277 or (469) 886-1947 and using ID code number 6647568. Members of the media are invited to monitor the call by dialing (833) 353-0277 or (469) 886-1947 and using ID code number 6647568. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

On June 2, 2021, Merck completed the spin-off of products from its women’s health, biosimilars and established brands businesses into a new, independent, publicly traded company named Organon & Co. (Organon). The historical results of the businesses that were contributed to Organon in the spin-off are excluded from sales and expenses below and reflected as discontinued operations in the company’s Consolidated Statements of Income provided below.

	GAAP
	1Q22	1Q21	% Change
Sales	$15,901	$10,627	50%

Costs, Expenses and Other
Cost of sales	5,380	3,199	68%
Selling, general and administrative	2,323	2,187	6%
Research and development	2,576	2,412	7%
Restructuring costs	53	297	-82%
Other (income) expense, net	708	(455)	*
Income from Continuing Operations Before Taxes	4,861	2,987	63%
Income Tax Provision	554	238
Net Income from Continuing Operations	4,307	2,749	57%
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(3)	4
Net Income from Continuing Operations Attributable to Merck & Co., Inc.	4,310	2,745	57%
Income from Discontinued Operations, Net of Taxes and Amounts Attributable to Noncontrolling Interests	-	434	*
Net Income Attributable to Merck & Co., Inc.	$4,310	$3,179	36%

Basic Earnings per Common Share Attributable to Merck & Co., Inc. Common Shareholders:
Income from Continuing Operations	$1.70	$1.08	57%
Income from Discontinued Operations	-	0.17	*
Net Income	$1.70	$1.26	35%

Earnings per Common Share Assuming Dilution Attributable to Merck & Co., Inc. Common Shareholders:
Income from Continuing Operations	$1.70	$1.08	57%
Income from Discontinued Operations	-	0.17	*
Net Income	$1.70	$1.25	36%

Average Shares Outstanding	2,528	2,531
Average Shares Outstanding Assuming Dilution	2,537	2,541
Tax Rate from Continuing Operations	11.4%	8.0%

* 100% or greater

MERCK & CO., INC.

FIRST QUARTER 2022 GAAP TO NON-GAAP RECONCILIATION - CONTINUING OPERATIONS

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture- Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Adjustment Subtotal	Non-GAAP
First Quarter
Cost of sales	$5,380	680		46				726	$4,654
Selling, general and administrative	2,323	50		21				71	2,252
Research and development	2,576	22		7				29	2,547
Restructuring costs	53			53				53	-
Other (income) expense, net	708	(115)				684		569	139
Income from Continuing Operations Before Taxes	4,861	(637)		(127)		(684)		(1,448)	6,309
Income Tax Provision (Benefit)	554	(155	)(3)	(22	)(3)	(152	)(3)	(329)	883
Net Income from Continuing Operations	4,307	(482)		(105)		(532)		(1,119)	5,426
Net Income from Continuing Operations Attributable to Merck & Co., Inc.	4,310	(482)		(105)		(532)		(1,119)	5,429
Earnings per Common Share Assuming Dilution from Continuing Operations	$1.70	(0.19)		(0.04)		(0.21)		(0.44)	$2.14

Tax Rate	11.4%								14.0%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, senior management’s annual compensation is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales primarily reflect expenses for the amortization of intangible assets. Amounts included in other (income) expense, net, primarily reflect royalty income and a decrease in the estimated fair value measurement of liabilities for contingent consideration related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company's formal restructuring programs.

(3) Represent the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES - CONTINUING OPERATIONS

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2022	2021					1Q
	1Q	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %
TOTAL SALES (1)	$15,901	$10,627	$11,402	$13,154	$13,521	$48,704	50	52
PHARMACEUTICAL	14,107	9,238	9,980	11,496	12,039	42,754	53	57
Oncology
Keytruda	4,809	3,899	4,176	4,534	4,577	17,186	23	27
Alliance Revenue – Lynparza (2)	266	228	248	246	268	989	17	20
Alliance Revenue – Lenvima (2)	227	130	181	188	206	704	75	77
Alliance Revenue – Reblozyl (3)	52				17	17	*	*
Vaccines (4)
Gardasil / Gardasil 9	1,460	917	1,234	1,993	1,528	5,673	59	60
ProQuad / M-M-R II / Varivax	470	449	516	661	509	2,135	5	6
RotaTeq	216	158	208	227	213	807	36	38
Pneumovax 23	173	171	152	277	292	893	1	3
Vaqta	36	34	56	48	41	179	6	6
Hospital Acute Care
Bridion	395	340	387	369	436	1,532	16	20
Prevymis	94	82	93	96	100	370	14	20
Primaxin	58	65	60	70	65	259	-10	-11
Noxafil	57	67	66	64	62	259	-14	-11
Cancidas	53	57	54	56	45	212	-8	-7
Dificid	52	27	34	54	60	175	95	96
Invanz	52	57	48	53	45	202	-7	-4
Zerbaxa	30	(8)	(1)	(2)	10	(1)	*	*
Cardiovascular
Alliance Revenue - Adempas/Verquvo (5)	72	74	74	100	94	342	-3	-3
Adempas (6)	61	55	74	59	63	252	11	20
Virology
Lagevrio	3,247				952	952	*	*
Isentress / Isentress HD	158	209	192	189	178	769	-24	-21
Neuroscience
Belsomra	69	79	78	81	80	318	-14	-8
Immunology
Simponi	186	214	202	203	206	825	-13	-6
Remicade	61	85	75	73	67	299	-29	-21
Diabetes (7)
Januvia	779	809	784	852	878	3,324	-4	-1
Janumet	454	486	477	487	514	1,964	-6	-1
Other Pharmaceutical (8)	520	554	512	518	533	2,118	-6	-5

ANIMAL HEALTH	1,482	1,418	1,472	1,417	1,261	5,568	4	9
Livestock	832	819	821	864	791	3,295	2	7
Companion Animals	650	599	651	553	470	2,273	9	13

Other Revenues (9)	312	(29)	(50)	241	221	382	*	*

* 200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance revenue represents royalties and a milestone payment.

(4) Total Vaccines sales were $2,481 million in the first quarter of 2022 and $1,809 million, $2,293 million, $3,315 million and $2,715 million in the first, second, third and fourth quarters of 2021, respectively.

(5) Alliance Revenue represents Merck's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in Merck's marketing territories.

(7) Total Diabetes sales were $1,305 million in the first quarter of 2022 and $1,363 million, $1,330 million, $1,417 million, and $1,475 million in the first, second, third, and fourth quarter of 2021, respectively.

(8) Includes Pharmaceutical products not individually shown above.

(9) Other Revenues are comprised primarily of third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities. Other Revenues in the first and third quarter of 2021 include $50 million and $135 million, respectively, related to the receipt of milestone payments for an out-licensed product.